Exhibit 99.1

InPoint Commercial Real Estate Income, Inc. Announces Upsizing and Pricing

of $87.5 Million of 6.75% Series A Cumulative Redeemable Preferred Stock Offering

Oak Brook, Ill. (September 15, 2021) – InPoint Commercial Real Estate Income, Inc., a Maryland corporation (the “Company”), announced today the pricing of its underwritten public offering of 3,500,000 shares of its 6.75% Series A Cumulative Redeemable Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) at a public offering price of $25.00 per share. The Company determined to upsize the offering following the marketing period in order to satisfy strong demand from potential investors. In addition, the Company has granted the underwriters a 30-day option to purchase an additional 525,000 shares of the Series A Preferred Stock to cover over-allotments, if any. The Series A Preferred Stock will have a $25.00 per share liquidation preference. The Company will receive gross proceeds of $87.5 million (or approximately $100.6 million if the underwriters exercise their over-allotment option in full) from the sale of the Series A Preferred Stock, before deducting the underwriting discounts and other estimated offering expenses. The offering is expected to close on September 22, 2021, subject to customary closing conditions.

The Company intends to contribute the net proceeds from the offering to its operating partnership, InPoint REIT Operating Partnership, LP, which in turn intends to use the net proceeds to acquire its targeted assets in a manner consistent with its investment strategies and investment guidelines and for general corporate purposes.

The Series A Preferred Stock is expected to be listed on the New York Stock Exchange under the symbol “ICR PR A” and to trade thereon within 30 days of the original issue date.

Raymond James & Associates, Inc. is acting as the sole book-running manager.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of, the Series A Preferred Stock referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. A registration statement relating to the Series A Preferred Stock was filed and has been declared effective by the Securities and Exchange Commission (the “SEC”).

The offering will be made only by means of a prospectus. Copies of the preliminary prospectus relating to the offering may be obtained for free by visiting the SEC’s website at www.sec.gov or may be obtained from Raymond James at Attn: Equity Syndicate, 880 Carillon Parkway, St. Petersburg, FL 33716, by telephone at (800) 248-8863. The preliminary prospectus contains a description of these matters and other important information about the Company and should be read carefully before investing.

About InPoint Commercial Real Estate Income, Inc.

InPoint Commercial Real Estate Income, Inc. is a commercial mortgage real estate investment trust that seeks to originate, acquire and manage a diversified credit portfolio secured by commercial real estate properties primarily within the United States.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements about the Company’s business, including, in particular, statements about the Company’s plans, strategies and objectives and the public offering of its preferred stock. You can generally identify forward-looking statements by the Company’s use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words. These statements include the Company’s plans and objectives for future operations, including plans and objectives relating to future growth and availability of funds, and are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to accurately predict and many of which are beyond the Company’s control. Although the Company believes the assumptions underlying the forward-looking statements, and the forward-looking statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate and the Company’s actual results, performance and achievements may be materially different from that expressed or implied by these forward-looking statements. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by the Company or any other person that the Company’s objectives and plans, which it considers to be reasonable, will be achieved. Factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to, risks and uncertainties related to the completion of the offering on the anticipated terms or at all, the application of the intended use of proceeds of the offering, market conditions, the satisfaction of customary closing conditions related to the offering, changes in economic conditions generally and the real estate markets specifically.

You should carefully review the “Risk Factors” section of the Company’s prospectus, which is included in the Company’s Registration Statement on Form S-11 (File No. 333-258802) filed with the SEC, as well as those risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC on March 19, 2021, and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, as filed with the SEC on May 14, 2021, for a discussion of the risks and uncertainties that the Company believes are material to its business, operating results, prospects and financial condition. Except as otherwise required by federal securities laws, the Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contacts

Nicole Spreck

Inland Media Relations

nicole.spreck@inlandgroup.com

630-586-4896